Exhibit 99.1

Simulations Plus Reports Preliminary Revenues for Second Fiscal Quarter of Fiscal Year 2015

LANCASTER, Calif.--(BUSINESS WIRE)-- Simulations Plus, Inc. (NASDAQ: SLP), a leading provider of consulting services and software for pharmaceutical discovery and development, today released preliminary revenues for the second quarter of its fiscal year 2015, ending February 28, 2015 (2QFY15).

Mr. John Kneisel, chief financial officer of Simulations Plus, Inc., indicated: “In accordance with our policy to release timely financial information to our shareholders, we are releasing preliminary revenues for 2QFY15. Earnings will not be released until just prior to the filing of our quarterly report on Form 10-Q. We expect to file our 10-Q with the U.S. Securities and Exchange Commission on or before the April 14, 2015 deadline.”

Preliminary results for the quarter:

•	This was the Company’s 30th consecutive profitable quarter.

•	Preliminary revenues for the three months ended February 28, 2015 were $4.544 million, compared to $3.081 million for the same period in 2014, this represents an increase of 47.5% or $1.462 million. $1.241 million of the 2QFY15 revenues increase is attributed to Cognigen Corporation, which was acquired at the beginning of the 2015 fiscal year.

•	Preliminary revenues for the six months ended February 28, 2015 were $8.630 million, compared to $5.722 million for the same period in 2014, this represents an increase of 50.8% or $2.907 million. $2.376 million of the 2015 revenue increase is attributed to Cognigen Corporation.

•	Approximately 68% of 2QFY15 revenues are from software and software-related training services

o	Software and software-related services were up approximately 2% for 2QFY15 compared to 2QFY14, growth was impacted by a ~$250,000 order that was pushed into the first week of the next quarter.

•	Approximately 32% of 2QFY15 revenues are from consulting services and analytical studies including collaborations.

o	Simulations Plus analytical study and collaboration revenues were approximately $259,000 for 2QFY15 up $171,000 when compared to 2QFY14

o	Cognigen Corporation revenues increased by 9.4% to $1.241 million from $1.135 million in the first quarter of this fiscal year.

•	During 2QFY15, the company added 20 new customers and a total of 43 for the six months ended February 28, 2015.

•	Cash as of February 28, 2015 was $6.1 million after a dividend distribution of approximately $843,000 was made on February 2, 2015.

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John DiBella, vice president for marketing and sales of Simulations Plus, said: “This was a productive quarter for us, as we experienced strong sales to new clients in all territories. It is important to note that our top line was impacted by a brief delay in one significant renewal order related to new review requirements on the part of a large pharmaceutical customer. We were able to offset this delay of approximately $250,000 with new software licenses and an increase in consulting revenue. If this renewal order had not been delayed, second quarter revenue for Simulations Plus would have increased more than 15%. Instead, it will provide a nice bump to third quarter numbers. With new versions of two programs, GastroPlus™ and ADMET Predictor™, expected to be available soon, coupled with continued progress in the cross-promotion of consulting services with Cognigen, we expect this positive momentum in revenue growth to continue.”

Ted Grasela, president of Simulations Plus and Cognigen, added: “The scientific community has responded favorably to the news of the merger of the two companies and we are pleased that the acquisition of Cognigen Corporation has started off this fiscal year with a significant jump in revenues over the last fiscal year. We continue to seek new and innovative ways of combining the services and products of the two companies.”

About Simulations Plus, Inc.

Simulations Plus, Inc., is a premier developer of groundbreaking drug discovery and development simulation and modeling software which is licensed to and used in the conduct of drug research by major pharmaceutical, biotechnology, agrochemical, and food industry companies worldwide. Simulations Plus recently acquired Cognigen Corporation adding top quality modeling and simulations using clinical trial data to our offerings. The acquisition more than doubled our staff and added significantly to revenues. The Company is headquartered in Southern California and trades on the NASDAQ Capital Market under the symbol “SLP.” Cognigen Corp is located in Buffalo, New York. For more information, visit our Web site at www.simulations-plus.com.

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Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995 – With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. Words like “believe,” “expect” and “anticipate” mean that these are our best estimates as of this writing, but that there can be no assurances that expected or anticipated results or events will actually take place, so our actual future results could differ significantly from those statements. Factors that could cause or contribute to such differences include, but are not limited to: our ability to maintain our competitive advantages, acceptance of new software and improved versions of our existing software by our customers, the general economics of the pharmaceutical industry, our ability to finance growth, our ability to continue to attract and retain highly qualified technical staff, our ability to identify and close acquisitions on terms favorable to the Company, and a sustainable market. Further information on our risk factors is contained in our quarterly and annual reports as filed with the U.S. Securities and Exchange Commission.

Contacts

Simulations Plus Investor Relations
Ms. Renee Bouche, 661-723-7723
renee@simulations-plus.com
or
Hayden IR
Mr. Cameron Donahue, 651-653-1854
cameron@haydenir.com

Source: Simulations Plus, Inc.

View this news release online at:
http://www.businesswire.com/news/home/20150310005340/en

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